Exhibit 99.1

Bentley Park 2 Holland Way Exeter, NH 03833-2937 Tel: 603.658.6100 Fax: 603.658.6101/6102 www.bentleypharm.com FOR IMMEDIATE RELEASE	News Release
Company Contact: Michael D. Price Vice President, Chief Financial Officer Bentley Pharmaceuticals, Inc. 603.658.6100 www.bentleypharm.com
Investor Relations Contacts: Linda Decker, V.P. — Investor Relations Jeff Myhre, V.P. — Editorial Porter, Le Vay & Rose, Inc. 212.564.4700 Tom Gibson — Media Relations 201.476.0322

BENTLEY PHARMACEUTICALS REPORTS THIRD QUARTER 2005 DILUTED EPS OF $0.11

AND THIRD QUARTER REVENUES INCREASE 30% TO $23.5 MILLION

EXETER, NH, November 2, 2005 — Bentley Pharmaceuticals, Inc. (NYSE: BNT), a technology-based specialty pharmaceutical and drug delivery company with a growing branded and generic product line in Europe, today announced financial results for the third quarter and nine months ended September 30, 2005.

Total revenues grew 30% to $23.5 million in the third quarter of 2005 compared to the same three month period of the prior year. Net product sales increased 27% to $22.1 million and licensing and collaboration revenues increased 84% to almost $1.5 million in the third quarter of 2005. Foreign currency exchange rate fluctuations had no material impact on third quarter results.

Net product sales to licensees and other customers outside of Spain increased by approximately $3.6 million, or 172%, compared to the third quarter of 2004, to $5.6 million.  Total revenues outside of Spain accounted for approximately 32% of total revenues in the third quarter of 2005 compared to approximately 18% of revenues in the third quarter of the prior year. Also contributing to the third quarter growth were royalty revenues totaling $1.4 million from sales of Testim® by the Company’s licensee, Auxilium Pharmaceuticals, Inc.

Operating expenses increased 26% in the third quarter of 2005 to $8.7 million, primarily as a result of increases in general and administrative and research and development expenses.  The increase in general and administrative expenses is primarily attributable to increased general business expenses required to support the Company’s growth. The increase in research and development costs is primarily attributable to increased resources for the advancement of pre-clinical and clinical programs for certain generic pharmaceutical products in countries outside of Spain, including the U.S., and for the Company’s development program for intranasal delivery of insulin.

Operating income for the third quarter of 2005 increased 46% to approximately $3.7 million and net income for the quarter increased 76% to $2.5 million, or $0.11 per diluted share.

James R. Murphy, Chairman and CEO of Bentley, stated, “We are very pleased with our ability to continue the expansion of our portfolio of pharmaceutical products and expansion into new markets where we can introduce our product lines.  Our expansion has led to a 30% growth rate and another great quarter, and we expect to capitalize on additional opportunities in the coming months and years. According to Datamonitor, the 2004 E.U. generics market was estimated at approximately $11.2 billion and is expected to grow at a compounded annual growth rate of 12% through 2009. Additionally, according to S.G. Cowen, 72 major drugs in the U.S. are expected to lose patent protection or exclusivity through 2009. We intend to vigorously pursue growth opportunities that are available to us in these markets in an effort to continue our current growth trend.”

For the first nine months of 2005, total revenues climbed 35% to $72.5 million from $53.9 in the same period of the prior year.  Net product sales increased 34% (30% in constant currency) in the nine months ended September 30, 2005 to $68.8 million when compared to the same period in 2004. Operating income in the nine months ended September 30, 2005 increased 67% (61% in constant currency) over the same period of 2004, to $11.3 million. Net income in the first nine months of 2005 increased 96% to $7.3 million, or $0.32 per diluted share, when compared to the same period in 2004.

Michael D. Price, Vice President and CFO, commented, “Our revenues have continued their double-digit growth, and we expect growth to continue into the fourth quarter.  Our earnings per share have been strong primarily as a result of our top-line growth. Our net income of $7.3 million or $0.32 per diluted share in the first nine months of this year has already surpassed our $5.7 million in net income reported for all of 2004.

Mr. Price added, “Moreover, Bentley’s balance sheet remains healthy with a current ratio of 2.5 to 1. Our cash flow from operations continues to be strong and we ended the quarter with $35.8 million in cash and cash equivalents.”

Mr. Murphy continued, “The August hiring of John A. Sedor as President of Bentley demonstrates the direction we are headed with Bentley’s strategic vision. John has obtained a wealth of knowledge about the pharmaceutical industry through his thirty years of experience. In addition, our recent appointment of Dr. Fred Feldman as Vice President of Research and Development will complement our existing team of accomplished scientists, particularly with respect to his knowledge of the rapidly growing advances in nanoparticle research. John and Fred are welcome additions to our management team and will be instrumental in helping us achieve our short and long-term goals and building shareholder value.”

John A. Sedor, President, concluded, “During the third quarter, Bentley was named one of FORTUNE magazine’s 100 Fastest-Growing Companies and one of Forbes magazine’s 200 Best Small Companies.  These honors are third-party recognition of the success Bentley has had in implementing its business plan, and of the hard work and dedication of everyone at Bentley. We look forward to continued growth in the fourth quarter and to the prospects for our research and development programs, including our intranasal insulin and Nanocaplet™ programs.”

Significant components of Bentley’s revenues for third quarter and first nine months of 2005 and 2004 are summarized below:

For the three months ended September 30, 2005:

(in thousands)	Revenues Within Spain
				Revenues
	Branded	Generic		Outside of		% of Total
Product Line	Products	Products	Other	Spain	Total	Revenues
Omeprazole	$657	$3,694	$—	$—	$4,351	19%
Simvastatin	402	1,277	—	—	1,679	7%
Enalapril	933	407	—	—	1,340	6%
Paroxetine	294	765	—	—	1,059	5%
Pentoxifylline	—	607	—	—	607	2%
All other products	2,651	1,765	86	424	4,926	21%
Sales to licensees and others	—	—	2,479	5,616	8,095	34%
Licensing and collaborations	—	—	58	1,397	1,455	6%
Total Revenues	$4,937	$8,515	$2,623	$7,437	$23,512	100%
% of Q-3 2005 Revenues	21%	36%	11%	32%	100%

For the three months ended September 30, 2004:

(in thousands)	Revenues Within Spain
				Revenues
	Branded	Generic		Outside of		% of Total
Product Line	Products	Products	Other	Spain	Total	Revenues
Omeprazole	$742	$3,296	$—	$—	$4,038	22%
Simvastatin	374	929	—	—	1,303	7%
Enalapril	725	348	—	—	1,073	6%
Paroxetine	225	698	—	—	923	5%
Pentoxifylline	—	668	—	—	668	4%
All other products	2,216	1,144	430	379	4,169	23%
Sales to licensees and others	—	—	3,077	2,061	5,138	29%
Licensing and collaborations	—	—	—	791	791	4%
Total Revenues	$4,282	$7,083	$3,507	$3,231	$18,103	100%
% of Q-3 2004 Revenues	24%	39%	19%	18%	100%

For the nine months ended September 30, 2005:

(in thousands)	Revenues Within Spain
				Revenues
	Branded	Generic		Outside of		% of Total
Product Line	Products	Products	Other	Spain	Total	Revenues
Omeprazole	$2,107	$11,948	$—	$—	$14,055	19%
Simvastatin	1,275	3,862	—	—	5,137	7%
Enalapril	3,084	1,319	—	—	4,403	6%
Paroxetine	1,011	2,413	—	—	3,424	5%
Codeisan	2,531	—	—	—	2,531	4%
All other products	7,003	7,429	271	1,439	16,142	22%
Sales to licensees and others	—	—	9,722	13,355	23,077	32%
Licensing and collaborations	—	—	228	3,523	3,751	5%
Total Revenues	$17,011	$26,971	$10,221	$18,317	$72,520	100%
% of YTD 2005 Revenues	23%	37%	14%	26%	100%

For the nine months ended September 30, 2004:

(in thousands)	Revenues Within Spain
				Revenues
	Branded	Generic		Outside of		% of Total
Product Line	Products	Products	Other	Spain	Total	Revenues
Omeprazole	$1,923	$9,783	$—	$—	$11,706	22%
Simvastatin	968	2,570	—	—	3,538	7%
Enalapril	2,280	883	—	—	3,163	6%
Paroxetine	703	2,282	—	—	2,985	5%
Codeisan	2,118	—	—	—	2,118	4%
All other products	4,852	5,149	466	610	11,077	20%
Sales to licensees and others	—	—	7,915	8,823	16,738	31%
Licensing and collaborations	—	—	541	2,009	2,550	5%
Total Revenues	$12,844	$20,667	$8,922	$11,442	$53,875	100%
% of YTD 2004 Revenues	24%	38%	17%	21%	100%

Management will host a conference call to discuss the third quarter results and provide a business update at 10:00 a.m. EST on Thursday, November 3, 2005.  To participate on the live call, please dial (866) 713-8562 from the U.S. or, for international callers, please dial (617) 597-5310 (passcode #89361255), approximately 15 minutes prior to the scheduled start time.  A telephone replay will be available for 30 days by dialing (888) 286-8010 from the U.S. or (617) 801-6888 for international callers (passcode #99265867).  The conference call will also be broadcast live on the Internet and may be accessed via Bentley’s web site, www.bentleypharm.com.  Please go to the Company’s web site approximately 15 minutes prior to the scheduled start time to register, download and install any necessary audio software.  A replay of the conference will also be available on Bentley’s web site for 30 days.

Bentley Pharmaceuticals, Inc. is a specialty pharmaceutical company focused on advanced drug delivery technologies and pharmaceutical products. Bentley’s proprietary drug technologies enhance or facilitate the absorption of pharmaceutical compounds across various membranes. Bentley also manufactures and markets a growing portfolio of generic and branded pharmaceuticals in Europe for the treatment of cardiovascular, gastrointestinal, infectious and neurological diseases through its subsidiaries, Laboratorios Belmac, Laboratorios Davur and Laboratorios Rimafar; and manufactures and markets active pharmaceutical ingredients through its subsidiary, Bentley API.

Copies of Bentley Pharmaceuticals’ press releases and other information may be obtained through Bentley’s web site at www.bentleypharm.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:  This press release contains forward looking statements, including without limitation, statements regarding prospects for increasing branded and generic drug sales, revenue growth, net income growth, results for the remainder of 2005, the prospects for Bentley’s intranasal insulin and Nanocaplet® programs, and the prospects for growth of its businesses. These forward-looking statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from future results expressed or implied by such statements.  Factors that may cause such differences include, but are not limited to risks associated with the timing and nature of regulatory approvals, changes in third-party reimbursement and government mandates which impact pharmaceutical pricing, development and commercialization of Bentley’s proprietary products and formulations, competition from other manufacturers of generic and proprietary pharmaceuticals, intellectual property litigation, the efficacy and safety of Bentley’s products, the unpredictability of patent protection, risks associated with international operations, and other uncertainties detailed in Bentley’s most recent Annual Report on Form 10-K and its other subsequent periodic reports filed with the Securities and Exchange Commission.  Bentley cautions investors not to place undue reliance on the forward-looking statements contained in this release.  These statements speak only as of the date of this document, and Bentley undertakes no obligation to update or revise the statements, except as may be required by law.

(tables to follow)

Bentley Pharmaceuticals, Inc. and Subsidiaries

Consolidated Income Statements

(in thousands, except per share data)	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2005	2004	2005	2004
Revenues:
Net product sales	$22,057	$17,312	$68,769	$51,325
Licensing and collaboration revenues	1,455	791	3,751	2,550

Total revenues	23,512	18,103	72,520	53,875

Cost of net product sales	11,104	8,662	33,923	25,383

Gross profit	12,408	9,441	38,597	28,492

Operating expenses:
Selling and marketing	3,503	3,199	12,118	10,919
General and administrative	3,036	2,140	9,072	6,590
Research and development	1,775	1,230	4,734	3,171
Depreciation and amortization	416	353	1,359	1,038

Total operating expenses	8,730	6,922	27,283	21,718

Income from operations	3,678	2,519	11,314	6,774

Other income (expenses):
Interest income	238	157	610	399
Interest expense	(53)	(49)	(163)	(160)
Other, net	(1)	130	23	1,405

Income before income taxes	3,862	2,757	11,784	8,418

Provision for income taxes	1,377	1,344	4,521	4,706

Net income	$2,485	$1,413	$7,263	$3,712

Net income per common share:
Basic	$0.11	$0.07	$0.34	$0.18
Diluted	$0.11	$0.06	$0.32	$0.16

Weighted average common shares outstanding:
Basic	21,652	21,049	21,455	20,764
Diluted	22,970	22,746	22,700	22,772

Bentley Pharmaceuticals, Inc. and Subsidiaries

Consolidated Balance Sheets

(in thousands, except per share data)	September 30, 2005	December 31, 2004

Assets

Current assets:
Cash and cash equivalents	$35,813	$34,230
Marketable securities	469	528
Receivables, net	26,856	27,860
Inventories, net	12,758	10,258
Deferred taxes	613	479
Prepaid expenses and other	1,568	1,355

Total current assets	78,077	74,710

Non-current assets:
Fixed assets, net	30,820	30,849
Drug licenses and related costs, net	13,944	14,863
Restricted cash	1,000	1,000
Other	976	508

Total non-current assets	46,740	47,220
	$124,817	$121,930

Liabilities and Stockholders’ Equity

Current liabilities:
Accounts payable	$15,608	$17,048
Accrued expenses	9,686	6,169
Related party payable	736	—
Short-term borrowings	2,129	2,754
Current portion of long-term debt	27	31
Deferred income	2,674	1,594

Total current liabilities	30,860	27,596

Non-current liabilities:
Deferred taxes	2,047	2,319
Long-term debt	319	349
Deferred income	2,360	1,944
Other	47	65

Total non-current liabilities	4,773	4,677

Commitments and contingencies

Stockholders’ equity:
Preferred stock, $1.00 par value, authorized 2,000 shares, issued and outstanding, none	—	—
Common stock, $.02 par value, authorized 100,000 shares, issued and outstanding, 21,840 and 21,312 shares	437	426
Additional paid-in capital	139,677	140,418
Accumulated deficit	(53,646)	(60,909)
Accumulated other comprehensive income	2,716	9,722

Total stockholders’ equity	89,184	89,657
	$124,817	$121,930

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